EXHIBIT 4.12
AMENDMENT AGREEMENT
     This Amendment Agreement (the “Agreement”) is entered into as of the 30th day of March, 2009 by and among NASHUA CORPORATION, a Massachusetts corporation with a principal place of business at 11 Trafalgar Square, Nashua, New Hampshire 03063 (the “Borrower”) and BANK OF AMERICA, N.A. (directly, and as successor by merger to LASALLE NATIONAL BANK), a national bank organized under the laws of the United States with a place of business at 1155 Elm Street, Manchester, New Hampshire 03101 (the “Bank”).
W I T N E S S E T H:
     WHEREAS, the Bank, both directly and as successor-by-merger to LaSalle Bank National Association (“LaSalle Bank”), and the Borrower are parties to a certain Second Amended and Restated Credit Agreement dated May 23, 2007, as amended, modified and restated (the “Existing Credit Agreement”), which Existing Credit Agreement amended and restated that certain Amended and Restated Credit Agreement dated March 30, 2006, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated January 12, 2007. Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Existing Credit Agreement.
     WHEREAS, as the successor-in-interest to LaSalle Bank, the Bank has become both the Agent and the sole Bank, as such terms are defined and used in the Existing Credit Agreement, for all purposes thereunder and with respect thereto.
     WHEREAS, the Bank and the Borrower have agreed to amend the Existing Credit Agreement and the Loan Documents to: (i) reflect that the Term Loans have been paid in full and are no longer outstanding; (ii) consolidated the two (2) separate $14,000,000 revolving lines of credit made available to the Borrower pursuant to the Existing Credit Agreement into a single revolving line of credit facility and decrease the total commitment thereunder from $28,000,000 to $17,000,000; (iii) modify the Borrowing Base and interest rate under the Revolving Loans; (iv) modify and waive certain financial covenants; (v) reflect the merger of LaSalle Bank into the Bank; and (vi) amend the Loan Documents in certain other respects.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements therein contained, the receipt and adequacy of which are hereby acknowledged, the parties covenant, agree and stipulate as follows:
     1. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Bank as follows:
     (a) The representations and warranties and affirmative and negative covenants of the Borrower made in the Loan Documents remain true and accurate in all material respects as if made as of the date hereof (except (i) to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, (ii) as modified pursuant to Section 2(o) and 4(c) hereof, and (iii) in connection with the matters described in Section 10 hereof).

     (b) No Unmatured Event of Default and no Event of Default exists under the Existing Agreement after giving effect to matters described in Section 10 hereof.
     (c) The Borrower is a corporation, duly organized, qualified and existing in good standing under the laws of the Commonwealth of Massachusetts and has the power to own its property and to carry on its business as it is now being conducted. In addition, the Borrower is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.
     (d) The execution, delivery and performance of this Agreement and the documents related hereto (the “Amendment Documents”) are within the power of the Borrower and are not in contravention of any law, the Borrower’s Articles of Incorporation or By-Laws, or the terms of other documents, agreements or undertaking to which the Borrower is a party or by which the Borrower is bound. No approval of any person, corporation, governmental body or other entity not provided herewith is a prerequisite to the execution, delivery and performance by the Borrower of the Amendment Documents.
     (e) When executed on behalf of the Borrower, the Amendment Documents will constitute the legally binding obligations of the Borrower, enforceable in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principals of equity.
     2. Amendments to Existing Credit Agreement. The Existing Credit Agreement is hereby amended in the following respects:
     (a) The Existing Credit Agreement is hereby amended to reflect that the Bank, as the successor in interest to LaSalle Bank, has become both the Agent and the sole Bank, as such terms are defined and used in the Existing Credit Agreement and the Loan Documents, for all purposes thereunder and with respect thereto. Accordingly, all references therein to the Agent or the Bank shall be deemed to be Bank of America, N.A. and any successor thereto.
     (b) The Existing Credit Agreement is hereby generally amended to reflect that the Term Loans have been paid in full and are no longer outstanding.
     (c) Section 1.1 of the Existing Credit Agreement is hereby amended by deleting the definition of “Borrowing Base” and replacing it with the following:
“Borrowing Base” means an amount equal to the total of (a) 75% of the unpaid amount (net of such reserves and allowances as the Required Banks deems necessary in its or their reasonable discretion) of all Eligible Accounts Receivable plus (b) the lesser of (i) 40% of the value of all Eligible Inventory valued at the lower of cost or market (net of such reserves and allowances as the Bank deems necessary in its sole discretion) or (ii) $6,000,000.

     (d) Section 1.1 of the Existing Credit Agreement is hereby amended by deleting the definition of “Funded Debt” and replacing it with the following:
“Funded Debt” means, as to any Person, without duplication, the sum of (a) all Debt of such Person that matures more than one year from the date of its creation (or it is renewable or extendable, at the option of such Person, to a date more than one year from such date) but shall not include the Stated Amount of the 2004 IRB Letter of Credit,  plus (b) the aggregate principal amount of all outstanding Revolving Loans, plus (c) the Stated Amount of all Letters of Credit  (to the extent that they are not already included in paragraph (a) of this definition).
     (e) Section 1.1 of the Existing Credit Agreement is hereby further amended by deleting the definition of “Revolving Commitment Amount” and replacing it with the following:
“Revolving Commitment Amount” means $15,000,000 from the date hereof until and including June 30, 2009, and $17,000,000 from July 1, 2009 and thereafter, as the same may be reduced from time to time pursuant to Section 6.1 hereof.
     (f) Section 1.1 of the Existing Credit Agreement is hereby further amended by deleting the definition “Revolving Outstandings” and replacing it with the following:
“Revolving Outstandings” mean, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit, plus (c) the Stated Amount of the 2004 IRB Letter of Credit.
     (g) Section 1.1 of the Existing Credit Agreement is hereby further amended by deleting the definition of “Stated Amount” and replacing it with the following:
“Stated Amount” means (1) with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit, and (2) with respect to the 2004 IRB Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under the 2004 IRB Letter of Credit.
     (h) Section 1.1 of the Existing Credit Agreement is hereby further amended by deleting the date “March 30, 2012” from the definition of Termination Date and replacing it with the date “March 29, 2010”.

     (i) Section 5.1 of the Existing Credit Agreement is hereby amended by deleting the second sentence thereof and replacing it with the following:
“For purposes of calculating usage under this Section, the Revolving Commitment Amount shall be deemed used to the extent of the aggregate principal amount of outstanding Revolving Loans, plus the Stated Amount of all Letters of Credit plus the Stated Amount of the 2004 IRB Letter of Credit.”
     (j) Section 10.1.2 of the Existing Credit Agreement is hereby amended to reflect that in addition to the interim monthly financials described therein, the Borrower will, upon written request of the Bank (which request may be given by e-mail), furnish the Bank within thirty (30) days after the end of each month (forty five (45) days in the case of the last month of each Fiscal Quarter) (commencing with the first full fiscal month after Bank’s written request), with (i) agings, as of the end of such month, of all of the Borrower’s accounts receivable and accounts payable, and (ii) an inventory position of the Borrower as of the end of such month, with all of such reports certified by the Chief Financial Officer or the Corporate Controller of the Company.
     (k) Section 10.6.1 of the Existing Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
“10.6.1 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for any Computation Period as of the last day of the Fiscal Quarter ending April 3, 2009 to be less than 1.10 to 1.00, not permit the Fixed Charge Coverage Ratio for any Computation Period as of the last day of the Fiscal Quarter ending June 30, 2009 to be less than 1.20 to 1.00, and not permit the Fixed Charge Coverage Ratio for any Computation Period as of the last day of each Fiscal Quarter thereafter to be less than 1.50 to 1.00.”
     (l) Section 10.6.2 of the Existing Credit Agreement is hereby amended to reflect that for purposes of calculating the Borrower’s Funded Debt to Adjusted EBITDA Ratio for any Computation Period for the Borrower’s Fiscal Quarters ending April 3, 2009 and June 30, 2009 only, the definition of Funded Debt shall not include any Letters of Credit.
     (m) Section 10.6.3 of the Existing Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
“10.6.3 Capital Expenditures. Not permit the aggregate amount of all Capital Expenditures made by the Company and its Subsidiaries in any Fiscal Year to exceed $2,000,000.”

     (n) The Pricing Schedule attached to the Existing Credit Agreement is hereby deleted in its entirety and replaced by the following:
Pricing Schedule
     The term “LIBOR Margin” shall mean 3.35%.
     The term “Base Rate Margin” shall mean 1.10%.
     The term “Non-Use Fee Rate” shall mean .75%.
     The term “LC Fee Rate” shall mean 2.00%.
     (o) Schedules 9.6, 9.8, 9.15, 9.16, 9.19, 10.7, 10.8, 10.10, 10.20 and 14.3 of the Existing Credit Agreement are hereby deleted in their entirety and replaced by the Schedules attached hereto under Exhibit C.
     3. Amendment and Restatement of Revolving Loan Notes. The two (2) Second Amended and Restated Revolving Credit Notes payable by the Borrower to the Bank in the aggregate principal amount of $28,000,000 dated May 23, 2007 shall be amended and restated substantially in the form of Exhibit A attached hereto (the “Revolving Loan Note”).
     4. Amendment to and Ratification of Security Agreement. Reference is hereby made to that certain Second Amended and Restated Security Agreement by and between the Borrower and the Bank (as successor to LaSalle Bank) dated as of May 23, 2007, as amended (the “Security Agreement”).
     (a) The Security Agreement is hereby amended by deleting Section 2 thereof in its entirety and replacing it with the following:
“2. Grant of Security Interest. As security for the payment of all Liabilities, each Debtor hereby assigns to the Agent for the benefit of the Lender Parties, and grants to the Agent for the benefit of the Lender Parties a continuing security interest in all of the personal property of such Debtor, wherever located, whether now or hereafter existing or acquired, including, but not limited to, the following:
All of such Debtor’s:
(i) Accounts;
(ii) Inventory;
(iii) Equipment and Fixtures;

(iv) Chattel Paper, Instruments (including Promissory Notes), Investment Property, Documents, Letter of Credit Rights and General Intangibles;
(v) Deposit Accounts;
(vi) All accessions, additions, attachments and improvements to, and substitutions and replacements of, any and all of the foregoing; and

(vii) All proceeds and products of the foregoing and all insurance of the foregoing and proceeds thereof.
together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing including without limitation, all dividends, distributions and sums distributable or payable from, upon or in respect thereof.”
     (b) The Borrower hereby grants to and confirms unto the Bank a security interest in the Collateral described in the Security Agreement, as amended, to secure the Liabilities, as they may be amended, modified, extended, restated or renewed from time to time, all as set forth in and subject to the terms, conditions, covenants and restrictions in the Security Agreement, as amended hereby, all of which are incorporated herein by reference.
     (c) Schedules I, II, III, V and VI of the Security Agreement are hereby deleted in their entirety and replaced by the Schedules attached hereto under Exhibit C.
     5. Conditions Precedent. The obligations of the Bank hereunder are subject to the following conditions precedent:
     (a) The Borrower shall deliver to the Bank this Agreement and all other Amendment Documents.
     (b) The Bank shall have received certified copies of instruments evidencing all corporate or other action taken by the Borrower to authorize this Agreement, the borrowing hereunder, and the execution and delivery of the Amendment Documents and the Borrower shall have executed and delivered all of those documents and other matters set forth in the Closing Agenda attached hereto as Exhibit B.
     (c) The Borrower shall pay the Bank an amendment and waiver fee of $25,000 at closing.
     6. Loan Documents. The Borrower shall deliver all Amendment Documents to the Bank. The Amendment Documents shall be included in the term the “Loan Documents”. Each of the Loan Documents are hereby generally amended to reflect that the Bank, as the successor in interest to LaSalle Bank, has become both the Agent and the sole Bank as such terms are defined and used in said Loan Documents. The Loan Documents, and the collateral granted to the Bank therein, including without limitation the security interests and liens granted in the Security Agreement, as amended, shall secure each Loan made pursuant to the Existing Credit Agreement, as amended.
     7. Future References. All references to the Loan Documents, shall hereafter refer to such documents as amended.
     8. Continuing Effect. The provisions of the Loan Documents, as modified herein, shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed.
     9. General.
     (a) The Borrower shall execute and deliver such additional documents and do such other acts as the Bank may reasonably require to implement the intent of this Agreement fully.
     (b) The Borrower shall pay all reasonable costs and expenses, including, but not limited to, attorneys’ fees, incurred by the Bank in connection with this Agreement. To the extent not otherwise paid from the Revolving Loan, the Bank, at its option, but without any obligation to do so, may advance funds to pay any such costs and expenses that are the obligation of the Borrower, and all such funds advanced shall bear interest as provided in any Note.
     (c) This Agreement and each of the Amendment Documents may be executed in several counterparts by the Borrower and the Bank, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.
     10. Waiver by Bank. The Bank, as Agent and the sole Bank, hereby waives the Borrower’s violation of the Fixed Charge Coverage Ratio and the Funded Debt to Adjusted EBITDA Ratio (as more fully set forth in Sections 10.6.1 and 10.6.2 of the Existing Credit Agreement) for the period ending December 31, 2008 and any Events of Default resulting therefrom. The Bank’s waiver is only for the period indicated above.
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     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment Agreement all as of the date first above written.

BANK OF AMERICA, N.A.,
as Agent and sole Bank

/s/ Camille Holton Di Croce Witness	By:	/s/ Kenneth R. Sheldon Kenneth R. Sheldon, Its Duly
Authorized Senior Vice President

NASHUA CORPORATION

/s/ Suzanne L. Ansara	By:	/s/ John L. Patenaude

Witness		John Patenaude, Its Duly
Authorized Chief Financial Officer